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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)(1)

                              Array Biopharma, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    04269X10
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ] Rule 13d-1(b)

        [ ] Rule 13d-1(c)

        [X] Rule 13d-1(d)

--------

      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 04269X10                   13G                 PAGE  2  OF  16  PAGES
         ---------                                           ----    -----

(1)     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ARCH Venture Fund III, L.P.

--------------------------------------------------------------------------------

(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  [  ]
                                                                   (b)  [  ]

--------------------------------------------------------------------------------

(3)     SEC USE ONLY

--------------------------------------------------------------------------------

(4)     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------

                        (5)   SOLE VOTING POWER

                              0
     NUMBER OF          --------------------------------------------------------
      SHARES            (6)   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                 1,711,024
       EACH             --------------------------------------------------------
     REPORTING          (7)   SOLE DISPOSITIVE POWER
      PERSON
       WITH                   0
                        --------------------------------------------------------
                        (8)   SHARED DISPOSITIVE POWER

                              1,711,024
--------------------------------------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,711,024

--------------------------------------------------------------------------------

(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [  ]

--------------------------------------------------------------------------------

(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.23%

--------------------------------------------------------------------------------

(12)    TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04269X10                   13G                 PAGE  3  OF  16  PAGES
         ---------                                           ----    -----

(1)     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ARCH Venture Partners, L.L.C.

--------------------------------------------------------------------------------

(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  [  ]
                                                                   (b)  [  ]

--------------------------------------------------------------------------------

(3)     SEC USE ONLY

--------------------------------------------------------------------------------

(4)     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------

                        (5)   SOLE VOTING POWER

                              0
     NUMBER OF          --------------------------------------------------------
      SHARES            (6)   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                 1,711,024
       EACH             --------------------------------------------------------
     REPORTING          (7)   SOLE DISPOSITIVE POWER
      PERSON
       WITH                   0
                        --------------------------------------------------------
                        (8)   SHARED DISPOSITIVE POWER

                              1,711,024
--------------------------------------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,711,024

--------------------------------------------------------------------------------

(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [  ]

--------------------------------------------------------------------------------

(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.23%

--------------------------------------------------------------------------------

(12)    TYPE OF REPORTING PERSON *

        OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04269X10                   13G                 PAGE  4  OF  16  PAGES
         ---------                                           ----    -----

(1)     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Steven Lazarus

--------------------------------------------------------------------------------

(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  [  ]
                                                                   (b)  [  ]

--------------------------------------------------------------------------------

(3)     SEC USE ONLY

--------------------------------------------------------------------------------

(4)     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------

                        (5)   SOLE VOTING POWER

                              3,000
     NUMBER OF          --------------------------------------------------------
      SHARES            (6)   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                 1,711,024
       EACH             --------------------------------------------------------
     REPORTING          (7)   SOLE DISPOSITIVE POWER
      PERSON
       WITH                   3,000
                        --------------------------------------------------------
                        (8)   SHARED DISPOSITIVE POWER

                              1,711,024
--------------------------------------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,714,024

--------------------------------------------------------------------------------

(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [  ]

--------------------------------------------------------------------------------

(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.24%

--------------------------------------------------------------------------------

(12)    TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04269X10                   13G                 PAGE  5  OF  16  PAGES
         ---------                                           ----    -----

(1)     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Keith Crandell

--------------------------------------------------------------------------------

(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  [  ]
                                                                   (b)  [  ]

--------------------------------------------------------------------------------

(3)     SEC USE ONLY

--------------------------------------------------------------------------------

(4)     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------

                        (5)   SOLE VOTING POWER

                              771
     NUMBER OF          --------------------------------------------------------
      SHARES            (6)   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                 1,711,024
       EACH             --------------------------------------------------------
     REPORTING          (7)   SOLE DISPOSITIVE POWER
      PERSON
       WITH                   771
                        --------------------------------------------------------
                        (8)   SHARED DISPOSITIVE POWER

                              1,711,795
--------------------------------------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,711,024

--------------------------------------------------------------------------------

(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [  ]

--------------------------------------------------------------------------------

(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.23%

--------------------------------------------------------------------------------

(12)    TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04269X10                   13G                 PAGE  6  OF  16  PAGES
         ---------                                           ----    -----

(1)     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert Nelsen

--------------------------------------------------------------------------------

(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  [  ]
                                                                   (b)  [  ]

--------------------------------------------------------------------------------

(3)     SEC USE ONLY

--------------------------------------------------------------------------------

(4)     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------

                        (5)   SOLE VOTING POWER

                              3,771
     NUMBER OF          --------------------------------------------------------
      SHARES            (6)   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                 1,711,024
       EACH             --------------------------------------------------------
     REPORTING          (7)   SOLE DISPOSITIVE POWER
      PERSON
       WITH                   3,771
                        --------------------------------------------------------
                        (8)   SHARED DISPOSITIVE POWER

                              1,711,024
--------------------------------------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,714,795

--------------------------------------------------------------------------------

(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [  ]

--------------------------------------------------------------------------------

(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.24%

--------------------------------------------------------------------------------

(12)    TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04269X10                   13G                 PAGE  7  OF  16  PAGES
         ---------                                           ----    -----

(1)     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Clinton Bybee

--------------------------------------------------------------------------------

(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  [  ]
                                                                   (b)  [  ]

--------------------------------------------------------------------------------

(3)     SEC USE ONLY

--------------------------------------------------------------------------------

(4)     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------

                        (5)   SOLE VOTING POWER

                              462
     NUMBER OF          --------------------------------------------------------
      SHARES            (6)   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                 1,711,024
       EACH             --------------------------------------------------------
     REPORTING          (7)   SOLE DISPOSITIVE POWER
      PERSON
       WITH                   462
                        --------------------------------------------------------
                        (8)   SHARED DISPOSITIVE POWER

                              1,711,024
--------------------------------------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,711,486

--------------------------------------------------------------------------------

(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [  ]

--------------------------------------------------------------------------------

(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.23%

--------------------------------------------------------------------------------

(12)    TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04269X10                   13G                 PAGE  8  OF  16  PAGES
         ---------                                           ----    -----
ITEM 1.
                 (a)        NAME OF ISSUER

                            Array BioPharma, Inc. (the "Issuer").

                 (b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                            1885 33rd Street, Boulder, CO 80301

ITEM 2.          (a)        NAMES OF PERSONS FILING:

                            ARCH Venture Fund III, L.P. ("ARCH Venture Fund III"); ARCH Venture Partners, L.L.C. ("AVP LLC") (collectively, the "Reporting Entities" and individually, each a "Reporting Entity") and Steven Lazarus ("Lazarus"), Keith Crandell ("Crandell"), Robert Nelsen ("Nelsen") and Clinton Bybee ("Bybee") (collectively, the "Managing Directors" and individually, each a "Managing Director"). The Reporting Entities and the Managing Directors collectively are referred to as the "Reporting Persons".

                 (b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                            RESIDENCE:

                            8725 W. Higgins Road, Suite 290, Chicago, IL  60631.

                 (c)        CITIZENSHIP:

                            ARCH Venture Fund III is a limited partnership organized under the laws of the State of Delaware. AVP LLC is a limited liability company organized under the laws of the State of Delaware. Each Managing Director is a US citizen.

                 (d)        TITLE OF CLASS OF SECURITIES:

                            Common Stock, $.01 par value (the "Common Stock")

                 (e)        CUSIP NUMBER:

                            04269X10

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR RULES 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                 Not Applicable.

ITEM 4.          OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in ITEM 1.

                 (a)        AMOUNT BENEFICIALLY OWNED:

                            ARCH Venture Fund III is the record owner of 1,711,024 shares of Common Stock (the "Record Shares") as of December 31, 2001. As the sole general partner of ARCH Venture III, AVP LLC may be deemed to own the Record Shares.

CUSIP NO. 04269X10                   13G                 PAGE  9  OF  16  PAGES
         ---------                                           ----    -----

                            As individual general partners or managing directors of AVP LLC, each Managing Director may also be deemed to share the power and direct the disposition and vote of the Record Shares. In addition, as of December 31, 2001, Lazarus, Crandell, Nelsen, and Bybee are each the record owners of 3,000, 771, 3,771 and 462 shares of Common Stock respectively.

                 (b)        PERCENT OF CLASS:

                            Each Reporting Person except Lazarus and Nelsen:
                            7.23%. Each of Lazarus and Nelsen: 7.24%. The foregoing percentages are calculated based on the 23,669,279 shares of Common Stock of the Issuer as reported in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on January 22, 2002.

                 (c)        NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                                     (i)    SOLE POWER TO VOTE OR TO DIRECT THE
                                            VOTE:

                                              0 shares for each Reporting Person
                                              except the Managing Directors.
                                              3,000 shares for Lazarus, 771
                                              shares for Crandell, 3,771 shares
                                              for Nelsen and 462 shares for
                                              Bybee

                                     (ii)   SHARED POWER TO VOTE OR TO DIRECT
                                            THE VOTE:

                                              Each of the Reporting Persons:
                                              1,711,024.

                                     (iii)  SOLE POWER TO DISPOSE OR TO DIRECT
                                            THE DISPOSITION OF:

                                              0 shares for each Reporting Person
                                              except the Managing Directors.
                                              3,000 shares for Lazarus, 771
                                              shares for Crandell, 3,771 shares
                                              for Nelsen and 462 shares for
                                              Bybee

                                     (iv)   SHARED POWER TO DISPOSE OR TO DIRECT
                                            THE DISPOSITION OF:

                                              Each of the Reporting Persons:
                                              1,711,024.

                            Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                 Not applicable.

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

                 Not applicable.

ITEM 7.
                 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE

CUSIP NO. 04269X10                   13G                 PAGE 10  OF  16  PAGES
         ---------                                           ----    -----

                 SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                 Not applicable.

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


                 Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J).

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

                 Not applicable.

ITEM 10.         CERTIFICATION.

                 Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or 13d-1(c).

CUSIP NO. 04269X10                   13G                 PAGE 11  OF  16  PAGES
         ---------                                           ----    -----
                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 11, 2002                  ARCH VENTURE FUND III, L.P.

                                            By:   ARCH Venture Partners, L.L.C.
                                                  its General Partner


                                                  By:             *
                                                     ---------------------------
                                                     Steven Lazarus
                                                     Managing Director


                                            ARCH VENTURE PARTNERS, L.L.C.

                                                  By:             *
                                                     ---------------------------
                                                     Steven Lazarus
                                                     Managing Director


                                                             *
                                            ------------------------------------
                                              Steven Lazarus

                                                             *
                                            ------------------------------------
                                               Keith Crandell

                                                             *
                                             -----------------------------------
                                               Robert Nelsen

                                                             *
                                             -----------------------------------
                                               Clinton Bybee

                                                   * By: /s/ Mark McDonnell
                                                         -----------------------
                                                         Mark McDonnell as
                                                         Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.

CUSIP NO. 04269X10                   13G                 PAGE 12  OF  16  PAGES
         ---------                                           ----    -----

                                                                       EXHIBIT 1


                                    AGREEMENT

         Pursuant to Rule 13d-1-(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Array BioPharma, Inc..

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:   February 11, 2002                  ARCH VENTURE FUND III, L.P.

                                            By:   ARCH Venture Partners, L.L.C.
                                                  its General Partner


                                                  By:             *
                                                     ---------------------------
                                                     Steven Lazarus
                                                     Managing Director


                                            ARCH VENTURE PARTNERS, L.L.C.

                                                  By:             *
                                                     ---------------------------
                                                     Steven Lazarus
                                                     Managing Director


                                                             *
                                            ------------------------------------
                                              Steven Lazarus

                                                             *
                                            ------------------------------------
                                              Keith Crandell

                                                             *
                                            ------------------------------------
                                              Robert Nelsen

                                                             *
                                            ------------------------------------
                                              Clinton Bybee


                                                     * By: /s/ Mark McDonnell
                                                           ---------------------
                                                           Mark McDonnell as
                                                           Attorney-in-Fact

--------------------------------------------------------------------------------

CUSIP NO. 04269X10                   13G                 PAGE 13  OF  16  PAGES
         ---------                                           ----    -----

This Agreement was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.

CUSIP NO. 04269X10                   13G                 PAGE 14  OF  16  PAGES
         ---------                                           ----    -----

                                                                       EXHIBIT 2

                               POWERS OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark McDonnell his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 12th day of February, 2001.

                                        ARCH VENTURE FUND II, L.P.

                                        By:  ARCH Management Partners II, L.P.
                                             its General Partner

                                             By:  ARCH Venture Partners, L.P.
                                                  its General Partner

                                                  By:  ARCH Venture Corporation
                                                       its General Partner

                                                       By: /s/ Steven Lazarus
                                                            --------------------
                                                            Managing Director

                                        ARCH II PARALLEL FUND, L.P.

                                        By:  ARCH Management Partners II, L.P.
                                             its General Partner

                                             By:  ARCH Venture Partners, L.P.
                                                  its General Partner

                                                  By:  ARCH Venture Corporation
                                                       its General Partner

                                                       By:         *
                                                          ----------------------
                                                          Steven Lazarus
                                                          Managing Director

CUSIP NO. 04269X10                   13G                 PAGE  15  OF  16  PAGES
         ---------                                           ----    -----

                                        ARCH MANAGEMENT PARTNERS II, L.P.

                                        By:  ARCH Venture Partners, L.P.
                                             its General Partner

                                             By:  ARCH Venture Corporation
                                                  its General Partner

                                                  By: /s/ Steven Lazarus
                                                      --------------------------
                                                      Managing Director


                                        ARCH VENTURE PARTNERS, L.P.

                                        By:  ARCH Venture Corporation
                                             its General Partner

                                             By: /s/ Steven Lazarus
                                                 -------------------------------
                                                 Managing Director

                                        ARCH VENTURE CORPORATION

                                        By:  /s/ Steven Lazarus
                                             -----------------------------------
                                                  Managing Director


                                        ARCH VENTURE FUND III, L.P.

                                        By:  ARCH Venture Partners, L.L.C.
                                             its General Partner


                                             By: /s/ Steven Lazarus
                                                 -------------------------------
                                                 Steven Lazarus
                                                 Managing Director


                                        ARCH VENTURE PARTNERS, L.L.C.


                                             By: /s/ Steven Lazarus
                                                 -------------------------------
                                                 Steven Lazarus
                                                 Managing Director


                                        /s/ Steven Lazarus
                                        ----------------------------------------
                                            Steven Lazarus

                                        /s/ Keith Crandell
                                        ----------------------------------------
                                            Keith Crandell

CUSIP NO. 04269X10                   13G                 PAGE 16  OF  16  PAGES
         ---------                                           ----    -----

                                        /s/ Robert Nelsen
                                        ----------------------------------------
                                            Robert Nelsen

                                        /s/ Clinton Bybee
                                        ----------------------------------------
                                            Clinton Bybee